UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2013

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2013, the Compensation Committee of the Board of Directors of Guess?, Inc. (the “Company”) approved a new employment agreement with Paul Marciano (the “Employment Agreement”). The Employment Agreement provides for Mr. Marciano's continued employment by the Company as its Chief Executive Officer and Vice Chairman of the Board of Directors through January 30, 2016, subject to earlier termination as described below.
The Employment Agreement provides for Mr. Marciano to receive the following compensation and benefits:

•
base salary at an annual rate of $1,500,000 (subject to annual review by the Board of Directors or Compensation Committee), and with amounts in excess of $1,000,000 deferred pursuant to the Company's Nonqualified Deferred Compensation Plan in order to help preserve the deductibility of those amounts to the Company for tax purposes;

•
an annual incentive bonus opportunity based on a bonus range, and on the achievement of performance criteria, to be established by the Compensation Committee, provided that the target bonus will equal at least 400% of Mr. Marciano's base salary, with the potential payments based on performance ranging from 0% to 125% of the target amount (the Compensation Committee has elected to use earnings from operations (excluding restructuring charges and certain other enumerated items) as the performance criteria for fiscal 2014, with performance measured based on the last three quarters of fiscal 2014 since the metrics were established after the end of the first quarter of fiscal 2014);

•
an award of restricted stock units covering 100,000 shares of the Company's common stock under the Company's 2004 Equity Incentive Plan, as amended (the “Equity Plan”), with one-third of the stock units scheduled to vest in January 2014, January 2015 and January 2016 and, in each case, with vesting also contingent upon the Company's satisfaction of a performance goal based on the Company's earnings from operations from its licensing segment for the last three quarters of fiscal 2014 (the “Restricted Stock Units”);

•
a performance share award covering a target of 143,700 shares of the Company's common stock under the Equity Plan, with the number of shares subject to the award that ultimately vest to equal 0% to 150% of the target number of shares based upon the Company's satisfaction of a performance goal based on the Company's earnings from operations (excluding restructuring charges and certain other enumerated items) for the last three quarters of fiscal 2014, and with vesting also subject to a 2-year time-based vesting period following the end of the performance period (the “Performance Share Award”);

•
any future equity awards for fiscal 2015 and fiscal 2016 shall be made on similar terms as the Restricted Stock Units and the Performance Share Award, but with the number of shares and the performance goal(s) for each such grant to be determined by the Compensation Committee in its sole discretion at the time of the award;

•
continued participation in the Company's Supplemental Executive Retirement Plan (“SERP”), Company-paid life insurance, automobile use and home security benefits, in each case consistent with existing practices, and reimbursement for certain costs and expenses incurred by the executive to evaluate and negotiate the Employment Agreement; and

•
participation in the Company's other benefit plans and policies on terms consistent with those generally applicable to the Company's other senior executives (including, without limitation, vacation benefits and other perquisites).

The Employment Agreement and forms of award agreements for the Restricted Stock Units and Performance Share Award provide that if Mr. Marciano's employment with the Company is terminated by the Company without “Cause” or by Mr. Marciano for “Good Reason” (as these terms are defined in the Employment Agreement), Mr. Marciano will be entitled to receive the following separation benefits: (i) a lump sum payment equal to three times the sum of his base salary and target annual bonus; (ii) a pro-rata portion of his bonus for the year in which the termination occurs (pro-rata based on the number of days of employment during the year); (iii) full vesting of his Restricted Stock Units; and (iv) pro-rata vesting of his Performance Share Award (pro-rata based on the number of days in the vesting periods applicable to the award, and subject to satisfaction of the applicable performance goal(s)); provided that the benefits described in clauses (i) and (ii) are subject to Mr. Marciano delivering a valid release of claims in favor of the Company. If Mr. Marciano retires without Good Reason, he will be paid a pro-rata portion of his bonus for the year in which the termination occurs (pro-rata based on the number of days of employment during the year). If Mr. Marciano's employment terminates due to his death or disability, he will be paid the pro-rata bonus described above for the year in which his employment terminates, and his outstanding Restricted Stock Units and Performance Share Award will vest in full (if the termination of employment occurs during the performance period applicable to the Performance Share Award, performance will be deemed satisfied at the “target” level). Vesting of the Restricted Stock Units and Performance Share Award could also accelerate in connection with certain change in control events impacting the Company, but only if the awards are not converted/assumed by an acquiring company or Mr. Marciano's employment is terminated by the Company without Cause or by Mr. Marciano for Good Reason.
The new Employment Agreement eliminates a number of provisions that were included in Mr. Marciano's prior employment agreement with the Company, including a change in control tax gross-up provision, a paid lifetime medical provision, a provision under which Mr. Marciano could terminate employment for any reason in connection with certain change in control events and receive severance benefits, and certain other provisions for enhanced severance benefits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 12, 2013	GUESS?, INC.
(Registrant)

By: /s/ Nigel Kershaw

Nigel Kershaw
Interim Chief Financial Officer

4